Exhibit 10.3

DANAHER CORPORATION

NON-EMPLOYEE DIRECTORS’ DEFERRED COMPENSATION PLAN

Election to Defer Form

This Agreement made as of                     ,          by and between                                 , an individual residing at                                  (the “Participant”), and Danaher Corporation (the “Company”) pursuant to the Danaher Corporation Non-Employee Directors’ Deferred Compensation Plan (the “Sub-Plan”).

WHEREAS, the Company has established the Sub-Plan under the Danaher Corporation 2007 Stock Incentive Plan (the “2007 Stock Incentive Plan”) on behalf of its eligible non-employee Directors, and the Participant is eligible to make an election to defer all or a portion of his or her aggregate cash Compensation as a Director in any Plan Year pursuant to the terms and conditions of the Sub-Plan.

NOW THEREFORE, the parties agree as follows:

(i) General. Capitalized terms not defined herein shall have the same meaning as set forth in the 2007 Stock Incentive Plan or the Sub-Plan. In the event of a conflict or inconsistency between this Election to Defer Form and the Sub-Plan, the Sub-Plan shall control.

(ii) Deferral Amount. The Company and the Participant agree that the percentage of the Participant’s cash Compensation (i.e., cash Retainer, cash Meeting Fees, and cash Chairperson Fees (if any)), designated below, which would otherwise be payable with respect to services performed as a Director during a Plan Year beginning after the date hereof (or with respect to a newly-appointed Director, during the remainder of the Plan Year after this Election to Defer Form is submitted to the Administrator) and each Plan Year thereafter, shall instead be credited to the Participant’s account established under the Sub-Plan:

[Please check one of the following:]

☐	25% of Compensation

☐	50% of Compensation

☐	75% of Compensation

☐	100% of Compensation

(iii) Participant’s Account. The amount so deferred shall be credited to the Participant’s account as of the quarterly date the amount deferred otherwise would have been paid to the Participant. All amounts credited to the Participant’s account shall be credited as Phantom Shares. The number of whole and partial Phantom Shares credited to the Participant’s account will be based upon the dollar amount deferred for the applicable quarterly period divided by the Fair Market Value of the Company’s Common Stock on the date the amount deferred otherwise would have been paid to the Participant. The value of a Phantom Share credited to a Participant’s account shall thereafter fluctuate pari passu with the Fair Market Value of a share of the Company’s Common Stock. Participant acknowledges that (a) Phantom Shares do not constitute stock or any other equity interest in the Company and (b) the value of the shares of Company Common Stock that the Participant receives in respect of Phantom Shares upon distribution may be more or less than the initial deferral amount that relates to such Phantom Shares.

(iv) Deferral Period. Subject to Section 4.6 of the Sub-Plan, the Phantom Shares credited to a Participant’s account shall be converted into shares of Common Stock and distributed to the Participant upon the earliest of (1) the distribution event elected by the Participant below, (2) the date the Participant dies, or (3) a Change in Control of the Company:

[Please check one of the following:]

☐	Termination of Service

☐	First anniversary of Termination of Service

☐	Second anniversary of Termination of Service

☐	Third anniversary of Termination of Service

☐	Fourth anniversary of Termination of Service

☐	Fifth anniversary of Termination of Service

(v) Change in Deferral Period. Notwithstanding the foregoing and with respect to Participants who have elected distribution upon Termination of Service only, as provided in Section 4.4 of the Sub-Plan, after making the election to receive a distribution upon Termination of Service in (iv) above, the Participant may make one subsequent election to change such deferral period; provided, that such subsequent election (1) may only extend the deferral period to the fifth anniversary of the Participant’s Termination of Service; (2) may not be effective until 12 months after the date the subsequent election is made; and (3) must be made at least 12 months prior to the date the payment would otherwise be made. To effect such subsequent election, the Participant should provide the Administrator with written notice of such subsequent election. For the avoidance of doubt, if the Participant makes a valid subsequent election, subject to Section 4.6 of the Sub-Plan the Participant’s account balance shall be distributed to the Participant upon the earliest of (1) the fifth anniversary of the Participant’s Termination of Service, (2) the date the Participant dies, or (3) a Change in Control of the Company.

(vi) Timing and Irrevocability of Election. The provisions of this Election to Defer Form will continue to apply unless and until the Participant revokes this Election to Defer Form or changes his or her deferral election by submitting a new Election to Defer Form. Once a Participant has submitted an Election to Defer Form, the Participant may only revoke the Election to Defer Form, or change his or her deferral election, if he or she notifies the Administrator in writing of the revocation or change prior to December 31 of the calendar year preceding the Plan Year for which the revocation or change is to be effective. If the Participant revokes the Election to Defer Form or changes his or her deferral election, the revocation or change shall be effective beginning with the Plan Year following the calendar year in which the revocation or change is made. With regard only to a Participant’s initial year of eligibility, this Election to Defer Form must be received no later than thirty (30) calendar days after the date the Participant initially becomes eligible to participate in the Sub-Plan in order to be effective.

(vii) Participant Acknowledgement. The Participant acknowledges receipt of the Sub-Plan, the 2007 Stock Incentive Plan and the prospectus relating thereto and agrees to be bound by all the terms and provisions thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

By:
Participant		Name:
Title:

DANAHER CORPORATION

NON-EMPLOYEE DIRECTORS’ DEFERRED COMPENSATION PLAN

Beneficiary Designation Form

Note: A Participant in the Danaher Corporation Non-Employee Directors’ Deferred Compensation Plan (the “Sub-Plan”) may designate a beneficiary or beneficiaries who, upon the Participant’s death, will receive the shares of Danaher common stock that otherwise would have been distributed to the Participant under the Sub-Plan. Please complete this form and submit it to the Administrator if you would like to so designate any such beneficiary(ies). Please refer to Article 6 of the Sub-Plan for more information.

I hereby designate the following beneficiary(ies) to receive any payment that would otherwise become due to me upon my death under the terms of the Sub-Plan, subject to my right to change the beneficiary in accordance with the provisions of the Sub-Plan. (Print names, indicate relationships and give addresses)

Name	Relationship	Address

Name	Relationship	Address

Name	Relationship	Address

Name	Relationship	Address

If two or more beneficiaries are named, and no statement is made to the contrary, I understand that payment will be made in equal shares to the named beneficiaries who survive me.

Date	Participant